Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 (“Registration Statement”) filed with the Securities and Exchange Commission, of our report dated March 10, 2014 on the consolidated balance sheets of Hyde Park Bancorp, MHC as of December 31, 2013 and 2012, and the related consolidated statements of net income, comprehensive income, changes in equity, and cash flows for the years ended December 31, 2013, 2012 and 2011.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 10, 2014